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                                 Exhibit 99.1

                             FOR IMMEDIATE RELEASE
                             ---------------------

 BOSTON LIFE SCIENCES BROADENS PROMINENT POSITION IN DEVELOPMENT OF DIAGNOSTIC
                        AGENTS FOR PARKINSON'S DISEASE

DECEMBER 2, 1998--BOSTON, MA. BOSTON LIFE SCIENCES, INC. (NASDAQ: BLSI) whose compound, Altropane/tm/ is the only diagnostic agent for Parkinson's Disease currently in active advanced human clinical trials, announced that it has initiated a preclinical development program for a newly-synthesized "second generation" technetium-based compound (designated O-1506).

This compound differs from Altropane in structure and in the advantageous substitution of technetium for I/123/ as the radio-ligand.

"In both in vitro and in vivo studies, O-1506 appears to demonstrate selectivity, binding characteristics, and brain striatal localization that look outstanding relative to all other reported technetium-based compounds in this class," stated Dr. Marc Lanser, Chief Scientific Officer of BLSI. "Even as Altropane continues to perform exceedingly well in our clinical trials, we believe that the subsequent introduction of a user-friendly, technetium-based Parkinson's diagnostic product has the potential to substantially increase the market for these agents, particularly in early detection of the disease. The ability to eventually follow Altropane to market, if approved, with a second-generation technetium product would, in our view, give BLSI a long-term competitive advantage in this rapidly emerging diagnostic area. While our priority is to continue to focus on commercialization of Altropane in the U.S., we plan to develop O-1506 worldwide because of potentially simpler manufacturing and distribution considerations," added Dr. Lanser.

The foregoing contains forward-looking statements with regard to product development timelines and regulatory filings, which may not be realized due to the uncertainties inherent in the research and development process.

BLSI is developing novel treatments for cancer, autoimmune disease, and central nervous system disorders. In addition to Altropane and O-1506, products awaiting FDA review, in clinical trials or in preclinical development by BLSI include THERAFECTIN for the treatment of Rheumatoid Arthritis; AF1 for the potential treatment of stroke and spinal cord injury; Troponin, an anti-angiogenic treatment for cancer and eye diseases, and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

For further information please contact:

Marc E. Lanser, MD
Chief Scientific Officer
617/425-0200

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